Exhibit 99.1

Perspective Therapeutics Provides Recent Business Highlights and Reports Fiscal Q1 2024 Results

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Continued progress enrolling in its VMT-α-NET and VMT01 clinical trials
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Disclosed a new internally discovered molecule that targets fibroblast activation protein-α
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Announced the in-licensing of a technology that enables the use of antibodies to direct radiolabeled ligands to tumor sites
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Raised $177.2 million in gross proceeds through various financing transactions and raised an additional $49.5 million subsequent to March 31st under our ATM Agreement.

SEATTLE – May 15, 2024 – Perspective Therapeutics, Inc. (“Perspective” or “the Company”) (NYSE AMERICAN: CATX), a radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body, today announced first quarter financial results for the period ended March 31, 2024.

“I am proud of the progress we are making with our clinical-stage proprietary radiopharmaceuticals,” said Thijs Spoor, Perspective Therapeutics' CEO. “At the same time, our discovery team continues to generate additional novel molecular entities for future clinical development, in keeping with our goal of developing potential innovative precision medicines based on alpha-emitting isotopes and peptide optimization. In the coming months, we look forward to providing multiple updates on our progress in building a fully integrated radiopharmaceuticals company.”

Program Highlights

VMT-α-NET

Company-sponsored Phase 1/2a trial of [212Pb]VMT-α-NET

Perspective is conducting a multi-center open-label dose escalation, dose expansion study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic somatostatin receptor type 2 ("SSTR2")-positive neuroendocrine tumors ("NETs") who have not received prior peptide receptor radionuclide therapies (“PRRT”). The Company received Fast Track Designation for this program from the U.S. Food and Drug Administration ("FDA") based on preclinical data for the indication of SSTR2-positive NETs regardless of prior treatment response.

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As of May 15, 2024, the Company initiated dosing of nine patients in Cohorts 1 and 2 of its Phase 1/2a study of [212Pb]VMT-α-NET in patients with unresectable or metastatic SSTR2-expressing NETs. A total of seven patients received activities of 185 MBq (5mCi) of [212Pb]VMT-α-NET in Cohort 2.

This program has been selected by the FDA to participate in the Chemistry, Manufacturing, and Controls ("CMC") Development and Readiness Pilot ("CDRP") program. FDA's CDRP Program was initiated in 2022 to facilitate alignment of CMC development of novel products under investigational new drug (“IND”) applications with expedited clinical development timeframes based upon the anticipated clinical benefits of earlier patient access.

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Updated results from Cohorts 1 and 2 of the Phase 1/2a trial are expected in the second half of 2024. Concurrently, the Company is evaluating appropriate scientific forums to present these updates.

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Next steps will be determined based on recommendations from the Safety Monitoring Committee (“SMC”) for the study and in consultation with the FDA. Data informing the SMC’s recommendation and FDA consultation is expected to be submitted to an upcoming scientific forum.

Investigator-initiated clinical research of [212Pb]VMT-α-NET

Perspective is collaborating with a number of thought leaders to further elucidate the clinical profile of [212Pb]VMT-α-NET through investigator-initiated studies in the U.S. as well as overseas.

Investigator Led Study in India

The investigator enrolled adult patients with histologically confirmed NETs and metastatic medullary thyroid carcinomas. The Company was informed by the investigator that updated results from 12 patients have been accepted for presentation at the Society of Nuclear Medicine and Molecular Imaging (SNMMI) meeting taking place during June 8-11, 2024 in Toronto.

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The most recent scientific conference presentation by the investigator was during the 36th Annual Congress of the European Association of Nuclear Medicine (EANM) in September 2023. Ten patients whose disease progressed after at least one prior line of standard of care therapy received [212Pb]VMT-α-NET therapy, with initial responses observed in seven of nine evaluable patients; responses were observed across both PRRT-naïve and PRRT-refractory disease; no significant renal or hepatic function adverse events were observed to date; most adverse events were mild and usually resolved within one week of [212Pb]VMT-α-NET administration; and two patients experienced serious adverse events that were deemed unrelated to [212Pb]VMT-α-NET treatment.

PRRT refractory patients at the University of Iowa

This is a single site Phase 1 trial evaluating the safety of [212Pb]VMT-α-NET in patients with unresectable or metastatic SSTR2-expressing NETs (clinicaltrials.gov identifier NCT06148636).

Patients being enrolled in the study have either progressed or relapsed after previous therapies, including currently approved PRRT. The Company was informed by the investigator that preliminary data readout is expected in the second half of 2024.

VMT01

Perspective designed VMT01 to target and deliver 212Pb to tumor sites expressing melanocortin 1 receptor ("MC1R"), a protein that can be overexpressed in metastatic melanoma tumors. The Company is conducting a multi-center, open-label dose escalation, dose expansion study (clinicaltrials.gov identifier NCT05655312) in patients with histologically confirmed melanoma and MC1R-positive imaging scans.

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As of May 15, 2024, the Company continues to dose patients in Cohort 1 and in Cohort 2 of the Phase 1/2a clinical study of [212Pb]VMT01 in patients with progressive MC1R-positive metastatic melanoma. As of March 31, 2024, [212Pb]VMT01 was well tolerated with no unexpected adverse events.

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Updated results from Cohorts 1 and 2 of the Phase 1/2a study are expected in the second half of 2024. Concurrently, the Company is evaluating appropriate scientific forums to present these updates.

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In March 2024, the Company entered a clinical trial collaboration agreement with Bristol Myers Squibb (NYSE: BMY) to evaluate the safety and tolerability of Perspective’s [212Pb]VMT01 in combination with Bristol Myers Squibb’s nivolumab in patients with histologically confirmed melanoma and positive MC1R imaging scans. The combination arm of the study will be an amendment to the Company’s ongoing Phase 1/2a study of [212Pb]VMT01 in patients with metastatic melanoma which the Company anticipates submitting in the second quarter of 2024. If the study may proceed with the amendment, the first combination cohort would open shortly thereafter.

Highlights from the March Investor Event

Perspective hosted an investor event on March 18, 2024. The replay and slides may be accessed on the Events page of the Company’s website.

During the investor event, the Company disclosed a novel pre-IND stage asset as well as further details on a new enabling technology platform that broadens the scope of targets addressable by radiopharmaceuticals, in addition to the status of ongoing clinical programs at the beginning of March.

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New target: PSV359 is an internally discovered molecule that targets fibroblast activation protein-α, or FAP-α, associated with a variety of solid tumors. Preclinical imaging and therapy as well as human imaging results suggest the Company’s proprietary targeting ligand has differential levels of target engagement in tumors and healthy tissues that may result in a desirable therapeutic index.

During the investor event, the Company presented data which included analysis of a first-in-human imaging study, under the direction of Dr. Dharmender Malik of Fortis Memorial Research Institute, evaluating the suitability of [203Pb]PSV359 for SPECT/CT imaging of patients with lung adenocarcinoma, NETs and chondroblastic osteosarcoma.

Perspective is working to file an IND in late 2024 for this new asset. If the study may proceed, the U.S. Phase I study would commence in 2025.

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New platform: Pre-targeting is technology enabling the use of antibodies to direct radiolabeled ligands to tumor sites. Antibodies can bind with high specificity to a wider variety of cancer-specific proteins preferentially expressed on the surface of tumor cells. However, the amount of time required for an adequate amount of antibodies to bind to the cancer-specific proteins may not align with the properties of the desired isotope. By attaching an additional chemical entity to an antibody that would bind to a radioligand, the resultant modified antibodies may be administered separately from and in advance of the radioligand as appropriate.

Further details on our license to this technology are in the “Other Business Highlights” section below.

Status of other pre-IND assets

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PSV40X: The Company has a license agreement with Mayo Clinic for the rights to Mayo's prostate-specific membrane antigen (“PSMA”) Alpha-PET DoubLET platform technology for the treatment of PSMA-expressing cancers, with an initial focus on prostate. This radiopharmaceutical platform provides detailed PET imaging-based diagnosis and dosimetry using long-lived copper-64 (64Cu) for imaging and alpha-particle targeted therapies using 212Pb. Preclinical studies are ongoing to assess whether this new molecular entity meets the hurdle for progressing into the clinic with potential to achieve best-in-class profile.

Other Business Highlights

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In January 2024, the Company entered into strategic agreements with Lantheus Holdings, Inc. and its affiliates (“Lantheus”) (NASDAQ: LNTH). Under the agreements, Lantheus has the option to negotiate for an exclusive license to Perspective’s [212Pb]VMT-α-NET. Lantheus also has the option to co-fund and negotiate for an exclusive license for certain early-stage therapeutic candidates targeting prostate cancer using Perspective’s lead platform technology.

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In February 2024, the Company announced it entered into an exclusive license agreement with Stony Brook University for the rights to its Cuburbit[7]uril-admantane ("CB7-Adma") pre-targeting platform for the diagnosis and treatment of cancer. The exclusive license with Stony Brook University covers the global intellectual property rights for the CB7-Adma pre-targeting platform. The Company has applied for the Phase I tranche of a 2.5-year Fastrack Small

Business Innovation Research grant (Phase I $400,000; total $2.4 million) from the National Institutes of Health National Cancer Institute to support the development of the pre-targeting program.

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In March 2024, the Company closed the acquisition of a state-of-the-art radiopharmaceutical manufacturing facility and associated equipment and systems for the production of its 203Pb- and 212Pb-labeled radiopharmaceuticals in Somerset, New Jersey. Perspective is currently fitting out and adapting the site in accordance with relevant licensing requirements for handling the Company’s materials. Filing is expected in the second half of 2024.

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In April 2024, the Company closed the divestiture of its brachytherapy business, including its radioactive Cesium-131 seed assets and related business infrastructure, to GT Medical Technologies, Inc. Under the terms of the agreement, Perspective owns 0.5% of outstanding capital stock of GT Medical Technologies, on a fully diluted basis. Perspective is entitled to certain cash royalties on net sales of Cesium-131 seeds and GT Medical’s GammaTile therapy utilizing Cesium-131 over the next four years. The Company disclosed pro forma annual financials for continuing operations in an 8-K dated April 22, 2024.

First Quarter 2024 Financial Summary

In January 2024, the Company announced the closing of a $69.0 million public offering and a $20.8 million private offering. The public offering included the issuance of 156,399,542 shares of common stock at $0.37 per share and pre-funded warrants of 30,086,944 shares at a price of $0.369 per pre-funded warrant. Each pre-funded warrant has an exercise price of $0.001 per share. Concurrent with the public offering, the Company closed a private placement of 56,342,355 shares of common stock to Lantheus at a price of $0.37 per share.

In March 2024, the Company announced a private placement of $87.4 million in which it sold 92,009,981 shares of its common stock at a price of $0.95 per share, representing the closing price per share of the Company's common stock on the NYSE American as of March 1, 2024.

The Company has previously presented its results in two segments: Drug Operations and Brachytherapy. Due to the divestiture of its entire brachytherapy segment to GT Medical, the assets and operations of the brachytherapy segment have been classified as discontinued operations in the Company's financials. The comments below pertain to our continuing operations unless otherwise noted.

Grant revenue for the three months ended March 31, 2024 was $0.3 million, compared to $0.2 million for the same period in 2023, an increase of approximately 50%. Grant revenue is derived from our work with the National Health Institute.

Research and development expenses were $7.5 million for the three months ended March 31, 2024, compared to $3.3 million for the same period in 2023, an increase of approximately 127%. Management believes that research and development expenses will increase as we continue to invest in the development of new drugs and products in the alpha-emitter space and to expand our manufacturing capabilities through additional facility acquisitions.

General and administrative expenses were $5.9 million for the three months ended March 31, 2024, compared to $6.7 million for the same period in 2023, a decrease of approximately 12%. Management believes that our general and administrative expenses will continue to increase as we increase our headcount to support the continued development of our program candidates.

Total operating expenses for the quarter ended March 31, 2024 were $13.3 million, compared to $10.0 million for the same period in 2023, an increase of approximately 33%.

Net loss for the three months ended March 31, 2024 was $12.3 million, or $0.02 loss per basic and diluted share, compared to net loss of $0.4 million, or $0.00 per basic and diluted share, for the same period in 2023.

Cash, cash equivalents and short-term investments as of March 31, 2024 was $180.6 million as compared to $9.2 million on December 31, 2023. On April 11, 2024, we sold 35,352,461 shares of our common stock under the ATM Agreement at an average price of approximately $1.40 per common share, resulting in gross proceeds of approximately $49.5 million. Based on the Company’s current plans, we expect to have sufficient funding for operations and capital investments into the first quarter of 2026.

As of May 10, 2024, the number of shares of common stock outstanding was 622,629,038.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc., is a radiopharmaceutical development company that is pioneering advanced treatment applications for cancers throughout the body. The Company has proprietary technology that utilizes the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting peptides. The Company is also developing complementary imaging diagnostics that incorporate the same targeting peptides, which provide the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity.

The Company's melanoma (VMT01) and neuroendocrine tumor (VMT-α-NET) programs have entered Phase 1/2a imaging and therapy trials for the treatment of metastatic melanoma and neuroendocrine tumors at several leading academic institutions. The Company has also developed a proprietary 212Pb generator to secure key isotopes for clinical trial and commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “estimate,” “believe,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements concerning, among other things, the Company’s ability to pioneer advanced treatment applications for cancers throughout the body; the Company's prediction that complementary imaging diagnostics that incorporate certain targeting peptides provide the opportunity to personalize treatment and optimize patient outcomes; the Company’s belief that it will continue to make progress with its clinical-stage proprietary radiopharmaceuticals; the Company’s discovery team’s ability to continue to generate additional novel molecular entities for future clinical development, in keeping with the Company’s goal of developing potential innovative precision medicines based on alpha-emitting isotopes and peptide optimization; the Company’s expectation that it will provide multiple updates on its progress in building a fully integrated radiopharmaceuticals company in the coming months; the Company’s expectation that data informing its Safety Monitoring Committee’s recommendation and FDA consultation will be submitted to an upcoming scientific forum; the Company’s expectation that the updated [212Pb]VMT-α-NET results from 12 patients will be presented at the Society of Nuclear Medicine and Molecular Imaging (SNMMI) meeting taking place during June 8-11, 2024 in Toronto; the Company’s belief that if the VMT01 study proceeds with the amendment, the first combination cohort would open shortly thereafter; the Company’s expectation that it will submit the VMT01 study amendment in the second quarter of 2024; the Company’s belief that it has developed a novel pre-IND stage asset as well as a new enabling technology platform that broadens the scope of targets addressable by radiopharmaceuticals; the Company’s belief that preclinical imaging and therapy as well as human imaging results suggests its proprietary targeting ligand has differential levels of target engagement in tumors and healthy tissues that may result in a desirable therapeutic index; the Company’s expectation that it will continue working to file an IND in late 2024 for PSV359; the Company’s belief that if the PSV359 study proceeds, the U.S. Phase I study would commence in 2025; the Company’s belief that it has developed a new platform technology that enables the use of antibodies to direct radiolabeled ligands to tumor sites; the Company’s expectation that attaching an additional chemical entity to an antibody that would bind to a radioligand, the resultant modified antibodies may be administered separately from and in advance of the radioligand as appropriate; the Company’s ability to continue fitting out and adapting the radiopharmaceutical manufacturing facility in Somerset, New Jersey in accordance with relevant licensing requirements for handling the Company’s materials; the Company’s expectation that the Somerset facility’s filing is expected in the second half of 2024; the Company’s belief that research and development expenses will increase as it continues to invest in the development of new drugs and products in the alpha-emitter space and to expand its manufacturing capabilities through additional facility acquisitions; the Company’s belief that its general and administrative expenses will continue to increase as it increases the Company’s headcount to support the continued development of its program candidates; the Company’s expectation that it will have sufficient funding for operations and capital investments into the first quarter of 2026; the Company's expectation that its "theranostic" approach enables the ability to see specific tumors and then treat them to potentially improve efficacy and minimize toxicity; the Company’s ability to develop a proprietary 212Pb generator to secure key isotopes for clinical trial and commercial operations; the Company’s clinical development plans and the expected timing thereof; the expected timing for availability and release of data; expectations regarding the potential market opportunities for the Company’s product candidates; the potential functionality, capabilities and benefits of the Company’s product candidates and the potential application of these product candidates for other disease indications; the Company’s expectations, beliefs, intentions and strategies regarding the future; the Company’s intentions to improve important aspects of care in cancer treatment; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation, the potential that regulatory authorities may not grant or may delay approval for the Company’s product candidates; uncertainties and delays relating to the design, enrollment, completion and results of clinical trials; unanticipated costs and expenses; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of regulatory authorities may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; the Company’s ability to obtain and maintain regulatory approval for the Company’s product candidates; delays, interruptions or failures in the manufacture and supply of the Company’s product candidates; the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; the Company’s expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; the Company’s ability to obtain additional funding to support its clinical development programs; the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of its product candidates; the ability of the Company to manage growth and successfully integrate its businesses; the Company’s ability to maintain its key employees; sufficient training and use of the Company’s products and product candidates; the market acceptance and recognition of the Company’s programs and program candidates; the Company’s ability to maintain and enforce its intellectual property rights; the Company’s ability to maintain its therapeutic isotope supply agreement with the Department of Energy; the Company’s ability to continue to comply with the procedures and regulatory requirements mandated by the FDA for additional trials, Phase 1 and 2 approvals, Fast Track approvals, and 510(k) approval and reimbursement codes; and any changes in applicable laws and regulations. Other factors that may cause the Company’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”), in the Company’s other filings with the SEC, and in the Company’s future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contacts:

Perspective Therapeutics IR

Annie Cheng

ir@perspectivetherapeutics.com

Russo Partners, LLC

Nic Johnson / Adanna G. Alexander, Ph.D.

perspectivetx@russopr.com

Perspective Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2024	2023
	(unaudited)
Cash, cash equivalents and short-term investments	$180,648	$9,238
Total assets	278,286	97,891
Total liabilities	48,395	22,712
Total stockholders' equity	229,891	75,179

Perspective Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2024	2023

Grant revenue	$325	$233

Operating expenses:
Research and development	7,452	3,309
General and administrative	5,878	6,663
Loss on disposal of property and equipment	-	22
Total operating expenses	13,330	9,994

Operating loss	(13,005)	(9,761)

Total non-operating income	1,180	356

Net loss from continuing operations	(11,825)	(9,405)
Net loss from discontinued operations	(461)	(1,466)
Gain recognized on classification as held for sale	2	-
Net loss before income taxes	(12,284)	(10,871)

Deferred income tax benefit	-	10,500

Net loss	$(12,284)	$(371)

Basic and diluted loss per share:
Loss from continuing operations	$(0.02)	$0.01
Loss from discontinued operations	(0.00)	(0.01)
Basic and diluted loss per share	$(0.02)	$0.00

Weighted average shares used in computing net loss per share:
Basic and diluted	495,100	228,591